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                                                                  Exhibit 99.A5e
VARIABLE ADJUSTABLE LIFE

GUARANTEED PRINCIPAL ACCOUNT AGREEMENT
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This agreement is a part of the policy to which it is attached; it is subject to all its terms and conditions.

What does this agreement provide?

This agreement provides for the addition of the guaranteed principal account to your policy as an alternative, and in addition to, the existing separate account options. the terms and conditions of this agreement are as described below.

DEFINITIONS
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net premium

The base premium or nonrepeating premium less policy charges assessed against the premium. the net premium is the amount or amounts which are allocated to the guaranteed principal account or the separate account.

guaranteed principal account

The portion of the general account of Minnesota Mutual which is attributable to this policy and policies of this class, exclusive of policy loans. The description is for accounting purposes only. It does not represent a separate account. It does not represent any division of the general account for the specific benefit of policies of this class.

loan account

The portion of the general account of Minnesota Mutual which is attributable to policy loans under this policy and policies of this class. The loan account balance is the sum of all outstanding loans under this policy.

actual cash value

The sum of the values under this policy in the separate account and the guaranteed principal account. The interest in each is valued separately. They are identified as the separate account actual cash value and the guaranteed principal account actual cash value, respectively. Actual cash value does not include the loan account.

The separate account actual cash value is composed of your interest in one or more sub-accounts of the separate account. For each sub-account, the value is determined by multiplying the current number of sub-account units credited to this policy by the then current sub-account unit value. The total of these values will be the separate account actual cash value.

tabular cash value

The amount which would be equal to the actual cash value of this policy at any time if: all scheduled premiums are paid at any time if: all scheduled premiums are paid when due; there is


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       Guaranteed Principal Account Agreement
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no policy adjustment; there are no policy loans; any percentage increase in the actual cash value matches the policy's assumed rate of return; the net investment experience for each sub-account and/or the interest credited to the guaranteed principal account matches the policy's assumed rate of return; we deduct the maximum cost of insurance charges and deduct all other charges as set forth in this policy.

POLICY CHARGES
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What charges are assessed against your actual cash value?

Against your actual cash value, we assess: (1) the administration charge; (2) transaction charges; (3) the cost of insurance charge; and (4) the charge for sub-standard risks, if any.

(1) The administration charge is for our administrative expenses, including those attributable to the records we create and maintain for your policy. The administration charge is $60 per contract year.

(2) The transaction charges is for our administrative expenses, including those attributable to the records we create and maintain for your policy. The administration charge is $60 per contract year.

(3) The cost of insurance charge is for providing the death benefit under this policy. the charge is calculated by multiplying the net amount at risk under your policy by a rate which varies with the insured's age, sex and risk class. The rate is guaranteed not to exceed rates determined on the basis of the 1980 Commissions Standard Ordinary Mortality Tables. The net amount at risk is the death benefit under your policy less your policy value.

(4) The charge for sub-standard risks is for providing the death benefit for policies whose mortality risks exceed the standard. The charge is calculated by multiplying the current face amount under a sub-standard policy by a rate which varies by your sub-standard rating, if any.

When are charges assessed against you actual cash value?

Administration, cost of insurance and sub-standard risk charges are assessed against your actual cash value. This is done monthly on the monthly policy anniversary. In addition, such charges are assessed on the occurrence of the death of the insured, policy surrender, lapse or a policy adjustment.

Transaction charges are assessed at the time of a policy adjustment or when a transfer is made. In the case of a transfer, the charge is assessed against the amount transferred.

Charges will be assessed against your actual cash value. They will be assessed against your guaranteed principal account actual cash value and separate account actual cash value in the same

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       Guaranteed Principal Account Agreement
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proportion that those values bear to each other and, as to the actual cash value in the separate account, from each sub-account in the proportion that the actual cash value in such sub-account bears to your actual cash value in all of the sub-accounts.

SEPARATE ACCOUNT
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How are net premiums allocated?

They are allocated either to the guaranteed principal account or to the separate account and its sub-accounts. Initially, you indicate your allocation in the application. You may change your allocation for future premiums. You may do this by giving us a written request. A change will not take effect until it is recorded by us in our home office.

Allocations must be expressed in whole percentages. The allocation to any alternative must be at least 10 percent of the net premium. We reserve the right to restrict the allocation of premium. If we do so, no more than 50 percent of the net premium may be allocated to the guaranteed principal account.

We reserve the right to delay the allocation of net premiums to named sub-accounts. Such a delay will be for a period of 30 days after issuance of a policy or a policy adjustment. If we exercise this right, net premiums will be allocated to the money market sub-account until the end of that period.

What is a transfer?

A transfer is a reallocation of the actual cash value between the guaranteed principal account and the separate account or among the sub-accounts of the separate account.

May you make transfers of amounts under the policy?

Yes. Transfers may be made by your written request. For transfers out of the separate account or among the sub-accounts of the separate account we will make the transfer on the basis of sub-account unit values as of the end of the valuation period during which your written request is received at our home office. For transfers out of the guaranteed principal account, the transfer will be made on the basis of your guaranteed principal account actual cash value at the time of transfer.

Are there limitations on transfers?

Yes. The amount of actual cash value to be transferred to or from a sub-account of the separate account or the guaranteed principal account must be at least $250. If the balance is less than $250, the entire actual cash value attributable to that sub-account or the guaranteed principal account must be transferred. If a transfer would reduce the actual cash value in the sub-account from which the transfer is to be made to less than $250 we reserve the right to include that remaining sub-account actual cash value in the amount transferred.

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       Guaranteed Principal Account Agreement
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The maximum amount of actual cash value to be transferred out of the guaranteed principal account to the sub-accounts of the separate account may be limited to 20 percent of the guaranteed principal account balance. Transfers to or from the guaranteed principal account may be limited to one such transfer per policy year.

Transfers from the guaranteed principal account must be made by a written request. It must be received by us or postmarked in the 30-day period before or after the last day of the policy year. Written requests for transfers which meet these conditions will be effective after we approve and record them at our home office.

VALUES
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How is your actual cash value determined?

It is determined separately for your guaranteed principal account actual cash value and for your separate account actual cash value. The separate account actual cash value will include all sub-accounts of the separate account.

The guaranteed principal account actual cash value is the sum of all net premium payments allocated to the guaranteed principal account. This amount will be increased by any interest, dividends, loan repayments, policy loan interest credits and transfers into the guaranteed principal account. This amount will be reduced by any policy loans, unpaid policy loan interest, partial surrenders, transfers into the sub-accounts of the separate account and charges assessed against your guaranteed principal account actual cash value.

The separate account actual cash value is the sum of units of each sub-account multiplied by the accumulation unit value for that sub-account. The number of units will be increased by any dividends, loan repayments, policy loan interest credits and transfers into a sub-account of the separate account. The number of units will be reduced by any policy loans, unpaid policy loan interest, partial surrenders, transfers into the guaranteed principal account, and charges assessed against your separate account actual cash value.

Is the actual cash value guaranteed?

No. Your separate account actual cash value is not guaranteed.

You guaranteed principal account actual cash value is guaranteed by us. It cannot be reduced by any investment experience of the general account.

Is interest credited on the guaranteed principal account actual cash value?

Yes. Interest is credited on the guaranteed principal account actual cash value of this policy. Interest is credited daily at a rate of not less than 4 percent per year, compounded annually. We guarantee this minimum rate for the life of the policy without regard to the actual experience of the general account.

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       Guaranteed Principal Account Agreement
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May additional interest be credited on the guaranteed principal account?

Yes. As conditions permit, we will credit additional amounts of interest to the guaranteed principal account actual cash value.

May you direct us as to how partial surrenders will be taken from actual cash value?

Yes. You may tell us the sub-accounts from which a partial surrender is to be taken or whether it is to be taken in whole or in part from the guaranteed principal account. If you do not, partial surrenders will be deducted from your guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those values bear to each other and, as to the actual cash value in the separate account, from each sub-account in the proportion that the actual cash value in such sub-account bears to your actual cash value in all of the sub-account.

DIVIDENDS
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May you tell us how to allocate dividends?

Yes. A dividend will be allocated to the guaranteed principal account or to the sub-accounts of the separate account in accordance with your instructions for new premiums. In the absence of instruction, dividends will be allocated to the guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those actual cash values bear to each other and, as to the actual cash value in the separate account, to each sub-account in the proportion that the actual cash value in such sub-account bears to your actual cash value in all of the sub-accounts.

POLICY LOANS
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Can you borrow money on your policy?

Yes. You may borrow up to the maximum loan amount. This amount is determined as of the date we receive your request for a loan. We will require your written request for a policy loan. We will charge interest on the loan in arrears.

At your request we will send you a loan agreement for your signature. The policy will be the only security required for your loan.

When the policy loan is to come from your guaranteed principal account actual cash value, we have the right to postpone your loan for up to six months. We cannot do so if the loan is to be used to pay premiums on any policies you have with us.

What is the effect of a policy loan?

When you take a loan we will reduce the actual cash value of the policy. It will be reduced by the amount you borrow. This determination will be made as of the end of the valuation period during which your loan agreement is received at our home office.

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       Guaranteed Principal Account Agreement
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How does a policy loan reduce actual cash value?

Unless you direct us otherwise, the policy loan will be taken from your guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those values bear to each other and, as to the actual cash value in the separate account, from each sub-account in the proportion that the actual cash value in each sub-account bears to your actual cash value in all of the sub-accounts.

Policy loans shall be transferred to the loan account. The loan account continues to be a part of the policy in the general account.

The policy value of your policy may decrease between premium due dates. If your policy has a policy loan and no actual cash value the policy will lapse.

How are loan repayments allocated?

Loan repayments are allocated to the guaranteed principal account until all loans from the guaranteed principal account have been repaid.

Thereafter, loan repayments are allocated to the guaranteed principal account or the sub-accounts of the separate account as you direct.

In the absence of your instructions, loan repayments will be allocated to the guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those values bear to each other and, as to the actual cash value in the separate account, to each sub-account in the proportion that the actual cash value in such sub-account bears to your actual cash value in all of the sub-accounts.

Loan repayments reduce your loan account by the amount of the loan repayment.

How are policy loan interest credits allocated?

Policy loan interest credits are allocated to the guaranteed principal account and separate account following your instructions to us. We will use your instructions for the allocation of net premiums. In the absence of such instructions, this amount will be allocated to the guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those values bear to each other and, as to the actual cash value in the separate account, to each sub-account in the proportion that the actual cash value in such sub-account bears to your actual cash value in all of the sub-accounts.

This agreement is effective May 1, 1990, unless a different effective date is shown here.

    /s/  Richard A. Engen            /s/  Robert J. Hasling
    President                        Secretary

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       Guaranteed Principal Account Agreement